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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                        Nobel Learning Communities, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    654889104
                                 (CUSIP Number)

                                January 27, 2006
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 654889104                    13G                    Page 2 of 12 Pages


--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Midwood Capital Management LLC
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions) (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     Delaware
--------------------------------------------------------------------------------
               5.   Sole Voting Power
                    496,926
   Number of   -----------------------------------------------------------------
    Shares     6.   Shared Voting Power
Beneficially        0
  Owned by     -----------------------------------------------------------------
    Each       7.   Sole Dispositive Power
  Reporting         496,926
   Person      -----------------------------------------------------------------
    With       8.   Shared Dispositive Power
                    0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     496,926
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)                                                           [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     6.6%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     IA
--------------------------------------------------------------------------------

CUSIP NO. 654889104                    13G                    Page 3 of 12 Pages


--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     David E. Cohen
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions) (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     USA
--------------------------------------------------------------------------------
               5.   Sole Voting Power
                    0
  Number of    -----------------------------------------------------------------
   Shares      6.   Shared Voting Power
Beneficially        496,926
  Owned by     -----------------------------------------------------------------
    Each       7.   Sole Dispositive Power
  Reporting         0
   Person      -----------------------------------------------------------------
    With       8.   Shared Dispositive Power
                    496,926
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     496,926
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)                                                           [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     6.6%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     IN
--------------------------------------------------------------------------------

CUSIP NO. 654889104                    13G                    Page 4 of 12 Pages


--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Ross D. DeMont
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions) (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     USA
--------------------------------------------------------------------------------
               5.   Sole Voting Power
                    0
  Number of    -----------------------------------------------------------------
   Shares      6.   Shared Voting Power
Beneficially        496,926
  Owned by     -----------------------------------------------------------------
    Each       7.   Sole Dispositive Power
  Reporting         0
   Person      -----------------------------------------------------------------
    With       8.   Shared Dispositive Power
                    496,926
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     496,926
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)                                                           [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     6.6%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     IN
--------------------------------------------------------------------------------

CUSIP NO. 654889104                    13G                    Page 5 of 12 Pages


--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Midwood Capital Partners, L.P.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions) (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     Delaware
--------------------------------------------------------------------------------
               5.   Sole Voting Power
                    241,078
  Number of    -----------------------------------------------------------------
   Shares      6.   Shared Voting Power
Beneficially        0
  Owned by     -----------------------------------------------------------------
    Each       7.   Sole Dispositive Power
  Reporting         241,078
   Person      -----------------------------------------------------------------
    With       8.   Shared Dispositive Power
                    0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     241,078
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)                                                           [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     3.2%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     PN
--------------------------------------------------------------------------------

CUSIP NO. 654889104                    13G                    Page 6 of 12 Pages


--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
     Midwood Capital Partners QP, L.P.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions) (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     Delaware
--------------------------------------------------------------------------------
               5.   Sole Voting Power
                    255,848
  Number of    -----------------------------------------------------------------
   Shares      6.   Shared Voting Power
Beneficially        0
  Owned by     -----------------------------------------------------------------
   Each        7.   Sole Dispositive Power
 Reporting          255,848
  Person       -----------------------------------------------------------------
   With        8.   Shared Dispositive Power
                    0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     255,848
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)                                                           [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     3.4%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     PN
--------------------------------------------------------------------------------

ITEM 1.

(a) NAME OF ISSUER: Nobel Learning Communities, Inc. (the "Issuer").

(b) ADDRESS OF THE ISSUER'S PRINCIPAL EXECUTIVE OFFICES: 1615 West Chester Pike, Suite 200, West Chester, PA 19382.

ITEM 2.

(a) NAME OF PERSON FILING: This joint statement on Schedule 13G is being filed by David E. Cohen, Ross D. DeMont, Midwood Capital Management LLC, Midwood Capital Partners, L.P. and Midwood Capital Partners QP, L.P., who are collectively referred to as the "Reporting Persons." Messrs. Cohen and DeMont (the "Managers") are the managers of Midwood Capital Management LLC ("Capital"), which is the sole general partner of each of Midwood Capital Partners, L.P. ("LP") and Midwood Capital Partners QP, L.P. ("QP" and together with LP, the "Funds"). The Reporting Persons have entered into a Joint Filing Agreement, dated as of the date hereof, a copy of which is filed with this Schedule 13G as
Exhibit 1 (which is incorporated herein by reference), pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k) under the Act.

(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE: The principal business office of the Reporting Persons with respect to the shares reported hereunder is One Washington Mall, 8th Floor, Boston, MA 02108

(c) CITIZENSHIP: Capital is a Delaware limited liability company. Each of the Funds is a Delaware limited partnership. Each of the Managers is a U.S. citizen.

(d) TITLE AND CLASS OF SECURITIES: Common stock, no par value ("Common Stock")

(e) CUSIP Number: 654889104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO Sections 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

NA

ITEM 4. OWNERSHIP

In the aggregate, the Reporting Persons beneficially own 496,926 shares of the Common Stock of the Issuer, representing approximately 6.6% of such class of securities. The beneficial ownership of each Reporting Person is as follows: (i) LP beneficially owns 241,078 shares of the Common Stock, representing approximately 3.2% of the class, (ii) QP beneficially owns 255,848 shares of the Common Stock, representing approximately 3.4% of the class, and (iii) Capital, as the sole general partner of each Fund, and Messrs. Cohen and DeMont, as the managers of Capital, each beneficially own 496,926 shares of the Common Stock of the Issuer representing approximately 6.6% of the class. The percentage of the Common Stock beneficially owned by each Reporting Person is based on a total of 7,506,307 shares of the Common Stock of the Issuer outstanding as of November 11, 2005, as reported in the most recent quarterly report of the Issuer on Form 10-Q for the quarter ended October 1, 2005.

Each Fund has the power to vote and dispose of the shares of Common Stock beneficially owned by such Fund (as described above). Capital, as the sole general partner of the Fund, has the sole authority to vote and dispose of all of the shares of Common Stock reported in this Schedule 13G. Each of the Managers, by virtue of their positions as managers of Capital, has the shared authority to vote and dispose of all of the shares of Common Stock reported in this joint statement Schedule 13G.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

N/A

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NA

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

NA

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NA

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

NA

ITEM 10. CERTIFICATION

By signing below I hereby certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose.

                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        DATE: February 13, 2006

                                        MIDWOOD CAPITAL PARTNERS, L.P.

                                        By: Midwood Capital Management LLC
                                            General Partner


                                        By: /s/ David E. Cohen
                                            ------------------------------------
                                        David E. Cohen
                                        Manager


                                        MIDWOOD CAPITAL PARTNERS QP, L.P.

                                        By: Midwood Capital Management LLC
                                            General Partner


                                        By: /s/ David E. Cohen
                                            ------------------------------------
                                        David E. Cohen
                                        Manager


                                        MIDWOOD CAPITAL MANAGEMENT LLC


                                        By: /s/ David E. Cohen
                                            ------------------------------------
                                        David E. Cohen
                                        Manager

                                        DAVID E. COHEN


                                        /s/ David E. Cohen
                                        ----------------------------------------
                                        David E. Cohen


                                        ROSS D. DEMONT


                                        /s/ Ross D. DeMont
                                        ----------------------------------------
                                        Ross D. DeMont